Exhibit 2.3

SECOND AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

This SECOND AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER, dated as of December 6, 2016 (this “Second Amendment”), is entered into by and among Hewlett Packard Enterprise Company, a Delaware corporation (“Houston”), Everett SpinCo, Inc., a Delaware corporation and wholly owned Subsidiary of Houston (“Everett”), New Everett Merger Sub Inc., a Nevada corporation and wholly owned subsidiary of Everett (“New Merger Sub”), Computer Sciences Corporation, a Nevada corporation (“Chicago”), and Everett Merger Sub Inc., a Delaware corporation and wholly owned Subsidiary of Chicago (“Old Merger Sub”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Houston, Chicago, Everett and Old Merger Sub entered into an Agreement and Plan of Merger, dated as of May 24, 2016 (the “Original Agreement”); and

WHEREAS, the parties hereto amended the Original Agreement pursuant to that certain First Amendment to the Agreement and Plan of Merger, dated as of November 2, 2016 (the “First Amendment” and the Original Agreement as amended by the First Amendment, the “Merger Agreement”).

WHEREAS, the parties hereto desire to further amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.	Amendment to the Merger Agreement. The following definition in Article I of the Merger Agreement is hereby amended and restated in its entirety as follows: “Stock Exchange” means the NYSE.

2.	Merger Agreement Confirmed. Unless specifically altered by this Second Amendment, the Merger Agreement remains unchanged and shall continue in full force and effect.

3.	Separation and Distribution Agreement. Everett and Houston agree that concurrently with the execution hereof Houston and Everett shall execute an amendment to the Separation and Distribution Agreement in the form attached as Exhibit A hereto. Chicago hereby agrees to the execution of such amendment.

4.	Miscellaneous. The provisions of Section 10.4 and 10.6 of the Original Agreement shall apply to this Amendment mutatis mutandis.

[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned have caused this Second Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

HEWLETT PACKARD ENTERPRISE COMPANY

By:	/s/ Rishi Varma
Name: Title:	Rishi Varma SVP, Deputy General Counsel

EVERETT SPINCO, INC.

By:	/s/ Rishi Varma
Name: Title:	Rishi Varma Authorized Signatory

COMPUTER SCIENCES CORPORATION

By:	/s/ William Deckelman
Name: Title:	William Deckelman Executive VP and General Counsel

EVERETT MERGER SUB INC.

By:	/s/ William Deckelman
Name: Title:	William Deckelman Secretary

NEW EVERETT MERGER SUB INC.

By:	/s/ Rishi Varma
Name: Title:	Rishi Varma Authorized Signatory